Exhibit 99.1

McCLATCHY ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

SACRAMENTO, Calif., June 7, 2016 - The McClatchy Company (McClatchy) (NYSE: MNI) today announced the completion of its 1-for-10 reverse stock split of its Class A and Class B common stock as of 7:00 a.m. Eastern Time today. As of the open of the market today, shares of McClatchy Class A common stock will begin trading on a split-adjusted basis on the New York Stock Exchange under its unchanged symbol “MNI”. The Class A shares will trade under a new CUSIP number (579489303). McClatchy’s Class B common stock is not publicly traded.

The reverse stock split affects all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock appreciation rights and other stock-based compensation immediately prior to the effectiveness of the reverse stock split. As previously disclosed, at effectiveness of the reverse stock split, every ten shares of outstanding McClatchy common stock were automatically combined into one share of common stock without any change in the par value per share. This reduced the number of outstanding shares of Class A common stock from approximately 52.5 million to approximately 5.2 million and reduced outstanding Class B common stock from approximately 24.4 million to approximately 2.4 million.

No fractional shares were issued in connection with the reverse stock split. Instead, McClatchy’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Shareholders who would otherwise hold a fractional share of McClatchy common stock will receive a proportional cash payment from the net proceeds of that sale in lieu of such fractional share. Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in McClatchy’s definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2016.

Shareholders with certificated shares will soon receive a letter of transmittal from the Company’s transfer agent which will contain instructions on how to surrender certificates representing pre-split shares. Shareholders should not send in their old stock certificates until they receive a letter of transmittal from the transfer agent. Shareholders with book-entry shares or who hold their shares in “street name” through a bank, broker, or other nominee will not need to take any action.

About McClatchy

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Contact:	Elaine Lintecum Chief Financial Officer (916) 321-1846 elintecum@mcclatchy.com